UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 21, 2005

ADESA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-32198	35-1842546
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13085 Hamilton Crossing Boulevard

Carmel, Indiana 46032

(Address of principal executive offices)

(Zip Code)

(800) 923-3725

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               OTHER EVENTS

Effective as of June 21, 2005, ADESA, Inc. (the “Company”) and James P. Hallett entered into a Severance Agreement and General Release (the “Agreement”) in connection with the termination of the employment relationship between the Company and Mr. Hallett.  Under the terms of the Agreement and applicable employee benefit plans, Mr. Hallett is entitled to receive the compensation and benefits described below:

The Company will continue to pay the equivalent of 16 months worth of Mr. Hallett’s former base salary, or an aggregate of approximately $598,290, through September 6, 2006.  In addition, the Company will pay to Mr. Hallett the equivalent of the Company’s annual incentive bonus (at the target bonus level of 50% for 2005 and for a portion of 2006) in 16 monthly installments of $18,625, commencing in January 2006 and ending in April 2007, which equals an aggregate of $298,000.

The Company will pay Mr. Hallett’s ALLETE Supplemental Executive Retirement Plan payments in the amount of $77,713 per year for the next five years; provided, however, that the final two payments will be combined as one final payment of $155,426 and will be made to Mr. Hallett in 2008.  The Company will permit Mr. Hallett to exercise all vested stock options issued by the Company and owned by Mr. Hallett on May 6, 2005, the date of Mr. Hallett’s departure, by May 6, 2008.  In addition, the Company will vest Mr. Hallett’s Company restricted stock of 19,671 shares on May 6, 2008, with no further accrual of stock dividends after Mr. Hallett’s termination date.

The Company will provide Mr. Hallett with $42,050 intended for his use in continuing his life insurance coverage and other executive services.  The Company also will convey to Mr. Hallett the title of the Company car he presently possesses.

The Agreement contains provisions relating to non-competition, non-solicitation and non-disclosure of confidential information.

* * * * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 27, 2005	ADESA, INC.

	By:	/s/ Cameron C. Hitchcock
Cameron C. Hitchcock
Executive Vice President and
Chief Financial Officer